Exhibit 10.9

February 25, 2019

Mr. David Quarles

Amended & Restated Offer of Employment by Aquantia Corp

Dear David:

You are currently employed by Aquantia Corp. (the "Company").  As discussed, you and the Company hereby agree to amend and restate your offer of employment, dated August 27, 2018, as set forth herein. You will continue to report directly to me in the exempt position of Vice President Worldwide Sales.  Your specific duties and responsibilities will remain as explained to you upon the start of your employment.

The terms of our offer and the benefits currently provided by the Company are as follows:

1.Starting Salary.  Your salary will be Twenty-Two Thousand Nine Hundred Sixteen Dollars and Sixty-Six cents ($22,916.66) per month; when annualized, your salary will be Two Hundred Seventy-Five Thousand Dollars ($275,000.00) and will be subject to an annual review.

2.Sales Incentive Plan.  You will be eligible to participate in the Sales Incentive Plan and receive an annual bonus with a target of 75% of your annual base salary, pro-rated to time employed, based on achievement of Company revenue targets to be determined by the Board or a committee thereof. The bonus will be paid in accordance with the terms and conditions defined in the Sales Incentive Plan.  In order to receive a bonus for any plan year, you must be an active, full-time employee through December 31st.  Employees starting after January 1st in a plan year, will receive a pro-rated incentive, calculated from the date of hire.

For calendar year 2018 and 2019, the bonus achieved shall be calculated for each six-month period ending on December 31st 2018, June 30th 2019, and December 31st 2019 and will be based on meeting the revenue targets for each period. For 2019, the total earned bonus shall be calculated based on the achieved revenue for the entire 2019 calendar year.

For 2020 calendar and beyond, the bonus shall be calculated based on the results achieved for the whole year ending on December 31st and paid annually at the same time as the rest of the executive team.

3.Benefits.  In addition, you will remain eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

4.Vacation Time.   You will accrue Vacation Time hours at the rate of 3.33 hours per payroll cycle.  This accrual rate will render two (2) weeks of Vacation Time annually.

5.Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you have signed the Company's standard "Employee Invention Assignment and Confidentiality Agreement" as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  You represent that your signing of this amended and restated offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company's Employee Invention Assignment and Confidentiality

Agreement and your continued employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

6.RSUs.In connection with your initial start date, you were granted 75,000 restricted stock units ("RSUs"), split over a three-year period.  These RSUs remain subject to the terms and conditions of the Company's 2017 Equity Incentive Plan (the "Plan") and the award agreement provided to you.

The purpose of the Plan and awards made there under is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Company.  The grant of the RSUs is for the purpose of motivating you to contribute to the future growth and profitability of the Company.  Therefore, any equity award, including the RSUs, shall not be considered as remuneration nor constitute any portion of your salary.  As such, the RSUs are not to be used to compute pension/retirement contributions, or any other Company benefits or entitlements.  The Plan is a discretionary corporate plan and may be varied or canceled by the Company at any time.  The grant of any equity award, including the RSUs, does not entitle you to receive future grants.

7.At Will Employment.  While we look forward to a long and profitable relationship, you are an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and without cause.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

8.Arbitration.  You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the [State of California, Santa Clara County,] before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.  The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court.  Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.Acceptance.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this amended and restated offer letter and the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to your continued contributions to the Company.

Very truly yours,

/s/ Faraj AalaeiDate signed: February 25, 2019

Faraj Aalaei, Chief Executive Officer

I have read and understood this amended and restated offer letter and hereby acknowledge, accept and agree to the terms of my continued employment as set forth above.

/s/ David QuarlesDate signed: February 25, 2019

David Quarles